UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     June 6, 2005

ALFA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11773	63-0838024
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 East South Boulevard P.O. Box 11000, Montgomery, Alabama	36191-0001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (334) 288-3900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2005, Alfa Financial Corporation, a direct wholly owned subsidiary of Alfa Corporation, entered into a definitive asset purchase agreement with OFC Servicing Corporation, pursuant to which Alfa Financial Corporation will sell to OFC Servicing Corporation a substantial part of the assets that comprise its commercial leasing division operating under the name OFC Capital. In exchange for the assets and under the terms of the asset purchase agreement, OFC Servicing Corporation will pay to Alfa Financial Corporation an aggregate purchase price of approximately $77 million, of which approximately $5 million will be paid in cash at the closing of the transaction. The remainder of the purchase price will paid under the terms of a five-year promissory note. Currently, OFC Servicing Corporation is a direct wholly owned subsidiary of MidCountry Financial Corp., and Alfa Corporation owns approximately 42% of the issued and outstanding capital stock of MidCountry Financial Corp. The press release announcing the execution of the asset purchase agreement is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1     Press Release Dated June 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFA CORPORATION

Date	June 9, 2005	By:	/S/ STEPHEN G. RUTLEDGE
Stephen G. Rutledge Senior Vice President, Chief Financial Officer and Chief Investment Office